Exhibit 99.1

Hannon Armstrong Announces Q1 2017 GAAP Earnings per Share of $0.14 and Core Earnings per Share of $0.32

ANNAPOLIS, Md., May 2, 2017 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure, including energy efficiency and renewable energy, today reported earnings as shown in the table below:

	For the Three Months Ended March 31, 2017		For the Three Months Ended March 31, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$7,199	$0.14	$3,169	$0.07
Core Earnings(1)	$15,496	$0.32	$12,196	$0.32

“Another strong quarter of putting capital to work in long-duration, high credit quality assets has taken our balance sheet over the $2 billion mark, creating long term recurring revenue streams,” said Hannon Armstrong President & CEO, Jeffrey Eckel. “Looking forward, we see a strong, diversified pipeline in each of our efficiency, wind and solar markets, as well as sustainable infrastructure.”

Highlights

•	Grew balance sheet to more than $2.0 billion, now totaling over 155 separate investments

•	Completed approximately $288 million of transactions in the first quarter, compared to approximately $213 million in the same period in 2016

•	$64 million raised in follow-on equity offering

•	Delivered 100% quarterly GAAP EPS growth as a result of an increase in equity method income from new renewable energy project investments

•	Core EPS was flat as a result of lower gain on sale income, higher interest costs and lower leverage levels following the March 2017 offering

•	Paid $0.33 per share quarterly dividend, for an annualized yield of 6.0% based on our closing stock price of $22.11 on May 1, 2017

•	Closed an $84 million SustainableYield® Bond Offering with Moody’s Green Bond Assessment and CarbonCount®

•	Debt to equity ratio of 1.9 to 1 as of March 31, 2017

•	64% fixed-rate debt

•	Diversified pipeline of over $2.5 billion

(1)	The difference between GAAP Net Income and Core Earnings is primarily the result of adjusting for distributions, net of an estimated return of capital, from our equity investments in renewable energy projects and adding back non-cash equity-based compensation. A reconciliation of our GAAP Net Income to Core Earnings is included in this press release.

Portfolio

Our Portfolio totaled approximately $1.9 billion as of March 31, 2017, and included approximately $0.6 billion of energy efficiency and other sustainable infrastructure investments and approximately $1.3 billion of renewable energy (wind and solar) transactions. The following is an analysis of our Portfolio by type of obligor and credit quality as of March 31, 2017:

	Investment Grade
	Government(1)	Commercial(2)	Commercial Non- Investment Grade(3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
		(in millions)
Financing receivables and investments	$599	$518	$21	$1,138	$—	$1,138
Real estate(4)	—	289	—	289	21	310
Equity investments in renewable energy projects	—	—	—	—	428	428

Total	$599	$807	$21	$1,427	$449	$1,876

% of Debt and Real Estate Portfolio	42%	57%	1%	100%	N/A	N/A
Average Remaining Balance(5)	$12	$9	$10	$10	$20	$11

(1)	Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $334 million of U.S. federal government transactions and $265 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $11 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $306 million of internally rated residential solar loans made on a nonrecourse basis to special purpose subsidiaries of SunPower Corporation, for which we rely on certain limited indemnities, warranties and other obligations of SunPower Corporation or its other subsidiaries.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(5)	Excludes approximately 125 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $45 million.

First Quarter Financial Results

Revenue grew by over $3 million, or 16%, in the quarter as compared to last year. Increases were primarily driven by growth in the Portfolio to $1.9 billion as of March 31, 2017 from $1.4 billion as of March 31, 2016 offset by approximately $1 million of lower gain on sale and fee income. GAAP equity method income grew by approximately $4 million over the same quarter last year primarily due to new renewable energy equity investments.

The growth in both revenue and income from the equity method investments was offset by an approximately $3 million increase in interest expense for the three months ended March 31, 2017, as compared to the same period the previous year. This increase was primarily the result of higher average levels of debt outstanding in the first quarter of 2017 as compared to 2016.

Other expenses (compensation and benefits and general and administrative expenses) increased by $1 million for the three months ended March 31, 2017, as compared to the same period in 2016.

Core Earnings grew by $3 million over the same quarter last year as a result of the above factors.

A reconciliation of our GAAP Net Income to Core Earnings is included in this press release.

An analysis of our fixed-rate debt and leverage ratios is shown in the chart below.

	As of
	March 31, 2017	% of Total	March 31, 2016	% of Total
	($ in millions)
Floating-rate borrowings(1)	$435	36%	$333	34%
Fixed-rate debt(2)	$761	64%	$635	66%

Total	$1,196	100%	$968	100%

Leverage(3)	1.9 to 1		2.3 to 1

(1)	Floating-rate borrowings include borrowings under our floating-rate credit facilities, including approximately $100 million of newly raised floating rate debt used to acquire a $146 million portfolio of real estate assets in February 2017 and approximately $28 million and approximately $11 million of nonrecourse debt that has not been hedged as of March 31, 2017, and March 31, 2016, respectively.
(2)	Fixed-rate debt also includes the present notional value of nonrecourse debt that is hedged using interest rate swaps.
(3)	Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

“We added approximately $100 million of additional fixed rate debt and approximately $100 million of additional floating rate debt in the quarter, resulting in a slight decline in our fixed rate debt as a percentage due to an increase in total debt levels. Over the next several quarters, we expect to add additional fixed rate debt as we work towards our increased fixed rate debt target,” said Chief Financial Officer Brendan Herron.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, May 2, 2017, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-800-211-3767, or for international callers, 1-719-457-2617. A replay will be available beginning two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 9706420. The replay will be available until May 9, 2017.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) invests in the sustainable infrastructure markets, including energy efficiency and renewable energy. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring, and predictable cash flows. We are based in Annapolis, Maryland.

Forward-Looking Statements

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to invest in sustainable infrastructure projects, including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	rates of default or decreased recovery rates on our assets

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The risks included here are not exhaustive. Our 2016 Form 10-K or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

We calculate Core Earnings as U.S. GAAP Net Income excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, one-time acquisition related costs, if any, any non-cash tax charges and add back earnings attributable to our non-controlling interest. We also make an adjustment to account for our equity method investments in the renewable energy projects as described below. In the future, Core Earnings may also exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Certain of our equity method investments in the renewable energy projects are structured using typical partnership “flip” structures where we, along with other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership flips and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests with the institutional investors retaining an ongoing residual interest. The cash flows in renewable energy projects are often significantly different from the net income due to high levels of depreciation and other non-cash expense and the agreed upon allocation of cash flow in a project with these preferred returns may be different than the profit and loss allocation.

Under U.S. GAAP, we account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”). Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. Given the structure of the investments, we negotiated the purchase prices of our renewable energy investments based on our assessment of the expected cash flows we will receive from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. In an attempt to treat these investments in a manner similar to our other investments and our initial valuation and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, in calculating Core Earnings for the below periods, we include as Core Earnings the distributions received from these investments less an estimated return of capital. Generally, under this methodology, we reflect our initial capital investment as being amortized over the life of the project using a constant yield. The initial constant yield we selected is equal to the discount rates we determined when making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the expected amortization for purposes of calculating Core Earnings in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. Our allocation of profits and losses in certain of our equity investment transactions is projected to change in 2019, which is expected to result in an increase of the amount of HLBV profits or losses allocated to us.

For the three months ended March 31, 2017, we collected cash distributions from our equity investments of approximately $17 million. We recognized $4 million under GAAP for our equity investments and an additional $5 million for our Core Earnings adjustment based upon the constant yield methodology discussed above.

We believe that Core Earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses Core Earnings in this way. We believe that our investors also use Core Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Core Earnings is useful to (and expected by) our investors.

However, Core Earnings does not represent cash generated from operating activities in accordance with U.S. GAAP and should not be considered as an alternative to net income (determined in accordance with U.S. GAAP), or an indication of our cash flow from operating activities (determined in accordance with U.S. GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the core earnings reported by other REITs.

Reconciliation of our GAAP Net Income to Core Earnings

We have calculated our Core Earnings and provided a reconciliation of our GAAP Net Income to Core Earnings for the three months ended March 31, 2017 and 2016 in the tables below:

	Three Months Ended March 31,
	2017		2016
	$	Per Share	$	Per Share
	(dollars in thousands, except per share amounts)
Net Income attributable to controlling stockholders	$7,199	$0.14	$3,169	$0.07
Core Earnings Adjustments
Equity method investments(1)	5,178		6,641
Non-cash equity-based compensation charges(2)	2,569		2,008
Other Core Adjustments(3)	550		378

Core Earnings(4)	$15,496	$0.32	$12,196	$0.32

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the three months ended March 31, 2017 and March 31, 2016, are based on 49,080,573 shares and 38,591,182 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes the unvested restricted stock grants and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the non-controlling interest is also included.

The table below provides a reconciliation of the Other Core Adjustments:

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	($ in thousands)
Other Core Adjustments:
Real estate intangibles(1)	$457	$299
Amortization of intangibles(2)	50	51
Net income attributable to non-controlling interest	43	28

Other Core Adjustments	$550	$378

(1)	Reflects add back of non-cash amortization of lease intangibles.
(2)	Adds back non-cash amortization of pre IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A Expenses to Core SG&A Expenses:

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	($ in thousands)
GAAP SG&A Expenses
Compensation and benefits	$4,726	$4,418
General and administrative	2,188	1,816

Total SG&A Expenses (GAAP)	6,914	6,234

Adjustments:
Non-cash equity-based compensation charge(1)	(2,569)	(2,008)
Amortization of intangibles(2)	(50)	(51)

Core SG&A Expenses Adjustments	(2,619)	(2,059)

Core SG&A Expenses	$4,295	$4,175

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding grants related to stock based compensation are included in Core Earnings per share calculation.
(2)	Adds back non-cash amortization of pre IPO intangibles.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended March 31,
	2017	2016
Revenue:
Interest income, financing receivables	$14,118	$11,489
Interest income, investments	942	375
Rental income	4,110	2,815
Gain on sale of receivables and investments	3,949	5,502
Fee income	681	302

Total Revenue	23,800	20,483
Expenses:
Interest expense	13,783	11,275
Compensation and benefits	4,726	4,418
General and administrative	2,188	1,816

Total Expenses	20,697	17,509

Income before equity method investments	3,103	2,974
Income (loss) from equity method investments	4,171	270

Income before income taxes	7,274	3,244
Income tax (expense) benefit	(32)	(47)

Net Income (loss)	$7,242	$3,197

Net income attributable to non-controlling interest holders	43	28

Net Income (loss) attributable to Controlling Shareholders	$7,199	$3,169

Basic earnings per common share	$0.14	$0.07

Diluted earnings per common share	$0.14	$0.07

Weighted average common shares outstanding—basic	47,497,107	37,016,210
Weighted average common shares outstanding—diluted	47,497,107	37,016,210

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEET

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2017	December 31, 2016
Assets	(unaudited)
Financing receivables	$1,012,522	$1,042,237
Investments	124,859	58,058
Real estate	288,602	172,257
Equity method investments	449,165	363,297
Cash and cash equivalents	16,331	29,428
Other assets	151,715	80,610

Total Assets	$2,043,194	$1,745,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$35,475	$25,219
Deferred funding obligations	174,601	170,892
Credit facilities	406,487	283,346
Nonrecourse debt (secured by assets of $954 million and $864 million, respectively)	789,827	692,091

Total Liabilities	1,406,390	1,171,548

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 50,194,089 and 46,493,155 shares issued and outstanding, respectively	502	465
Additional paid in capital	734,625	663,744
Accumulated deficit	(102,090)	(92,213)
Accumulated other comprehensive income (loss)	64	(1,388)
Non-controlling interest	3,703	3,731

Total Stockholders’ Equity	636,804	574,339

Total Liabilities and Stockholders’ Equity	$2,043,194	$1,745,887